Exhibit 10.3

                             DEFERRED VACATION PLAN

1. Purpose of Plan

     The purpose of the Deferred Vacation Plan (the "Plan") is to compensate certain officers and key management employees ("Employees") who render services to COMFORCE Corporation and its subsidiaries and affiliates all hereinafter known as the "Company" and who, for business reasons have had to forgo all or part of a vacation ("Forgone Vacation") otherwise due.

2. Administration

     The Plan shall be administered by the Compensation Committee ("the "Committee") of the Board of Directors of the Company. Subject to the provisions of the plan, the Committee shall have exclusive power to select the Employees to participate in the Plan ("Participant") and the time or times when such participation will take place. The authority granted to the Committee by the preceding sentence will be exercised based upon recommendations received from the management of the Company.

     The Committee shall have authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which amount shall be accrued or paid and to make determinations which it believes necessary or advisable for the administration of the Plan. Determinations by the committee shall be made by majority vote and shall be final and binding on all parties with respect to all matters relating to the Plan.

3. Earnings of Credits

     (a) Participants shall earn one (1) deferred credit ("Deferred Credit") for each full day of a Forgone Vacation in excess of 10 days in each year that the Plan is in effect which in no event shall exceed 10 days in any calendar year.

     (b) Participants may, in the discretion of the Committee, be given credit for some Forgone Vacations that occurred before the Plan was adopted and in such case, the Committee will advise each Participant of the amount of Deferred Credits deemed earned and the value thereof (which likewise is determined at the discretion of the Committee).

     (c) Except for Deferred Credits noted in (b) above, the value of a Deferred Credit shall be 20% of the Participant's weekly salary at the time of the Forgone Vacation.

     (d) The Deferred Credit shall earn simple interest at the rate of 5% per annum. The Deferred Credit and the accrued interest thereon shall be called the "Total Deferred Credit".

     (e) As of the beginning of each year following the adoption of the plan, each Participant will be informed of the number of Deferred Credits earned by that Participant and the value thereof.

4. Payment of Deferred Credit

     On the first day of the calendar quarter next following the date the Participant ceases to be an employee of the Company ("Termination Date"), payments of the Total Deferred Credit shall begin and will continue on the first day of each succeeding eleven calendar quarters until the Total Deferred Credit has been paid ("Payment Date").

     The amount of each quarterly payment shall be determined by dividing the Total Deferred Credit by twelve and then, at each Payment Date, adding interest to the quotient at the rate of 5% per annum from the Termination Date to the Payment Date.

     If the Participant is not alive at any Payment Date the amounts payable shall be paid instead to the spouse of the Participant or if none, to the Participant's estate.

5. Claims Procedure

     In the event that a Participant (or the beneficiary of a Participant) ("Claimant") does not receive any Plan benefit that is claimed, such person shall be entitled to consideration and review as provided herein. Such consideration and review shall be conducted in a manner designed to comply with section 503 of the Employee Retirement Income Security Act of 1974.

     Upon receipt of any written claim for benefits, the Committee shall be notified and shall give due consideration to the claim presented. If the claim is denied to any extent by the Committee, the Committee shall furnish the Claimant with a written notice setting forth (in a manner calculated to be understood by the claimant):

     (a)  the specific reason or reasons for denial of the claim;

     (b) a specific reference to the Plan provisions on which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (d)  an explanation of the provisions of this section.

     A claimant, who has a claim denied, may appeal to the Committee for re-consideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial.

     Upon receipt of an appeal, the Committee shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Committee feels such a hearing is necessary. In preparing for this appeal, the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Committee shall issue a written decision, which shall be binding on all parties. The decision shall be written in a manner calculated to be understood by the claimant and shall specifically state its reasons and pertinent Plan provisions on which it relies. The Committee's decision shall be issued within sixty (60) days after the appeal is filed, except that if a hearing is held, the decision may be issued within one hundred twenty (120) days after the appeal is filed.

     The Committee may designate one or more of its members or any other person of its choosing to make any determination otherwise required under this section.

6. Amendment of the Plan

     The board of Directors of the Company may alter or amend the Plan from time to time and at any time or terminate the Plan at any time. No amendment to the Plan or its termination may alter, impair or reduce the Total Deferred Credit accrued for any Participant up to the time of such amendment or termination.

7. Effectiveness and Terms of Plan

     The Plan shall be deemed to be effective as of January 1, 2002. This Plan was approved by action of the Compensation Committee on July 17, 2002 pursuant to authority granted to it by Board of Directors.